Exhibit 23.4

June 6, 2025
INLIF LIMITED
No. 88, Hongsi Road Yangxi New Area, Honglai Town Nan’an City, Quanzhou The People’s Republic of China Consent Letter on INLIF LIMITED–FORM S-8

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We act as the PRC counsel to INLIF LIMITED (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the filing of the post-effective amendment No.1 to Form S-8 relating to the INLIF LIMITED 2025 Equity Incentive Plan (the “Amendment No.1”).

We hereby consent to the reference to our name in the Amendment No.1. This consent is rendered solely to you for the filing of the Amendment No.1 and may not be used for any other purpose.

Yours faithfully,

Beijing Dacheng Law Offices, LLP (Fuzhou)

/s/ Qiushi Li
Qiushi Li
Attorney at Law